Exhibit 99.1
CPI Names Terra Grantham as Chief Financial Officer
July 1, 2026, DENVER, Colo., CPITM (NASDAQ: PMTS) (or the “Company”), a payments technology leader providing a comprehensive range of physical and digital payment solutions, today announced the appointment of Terra Grantham as Chief Financial Officer, effective immediately. After successfully serving as Interim Chief Financial Officer since February of this year, Grantham has been named to the position permanently.
Grantham is an accomplished finance and strategy executive with more than two decades of experience leading financial planning and analysis and strategic growth initiatives. Since joining CPI in 2017, she has held key leadership roles, most recently as Senior Vice President of Enterprise Strategy and Growth, where she helped drive the Company's evolution into a digitally enabled payments company through initiatives spanning enterprise transformation, strategic planning, capital allocation, and mergers and acquisitions that strengthened operating performance and enhanced shareholder value.
"Terra's appointment reflects the strength of our leadership team and the significant impact she has had on CPI's growth over the past nine years," said John Lowe, President and Chief Executive Officer of CPI. "She brings a unique combination of financial and strategic leadership. Terra has been a driver of CPI’s growth as a payment technology leader and will continue to help shape our strategy, guide capital allocation decisions, and partner with business leaders on enterprise-wide transformation initiatives, including our ongoing efforts to expand and diversify our digital business.”
“Her experience makes her exceptionally well suited to lead our finance organization and serve as a key partner to me, our Board, the executive team, and our external stakeholders," Lowe added.
"I am honored to be appointed Chief Financial Officer and grateful for the confidence that John, the Board, and our leadership team have placed in me," said Terra Grantham. “We have an exceptional team, a strong market position, and significant opportunities ahead as we execute our strategy to grow and diversify our end-to-end payment credential solutions, both physical and digital, for a broad range of financial institutions.”
“I am excited to help drive the next phase of operational and financial performance with strong financial and capital discipline to support sustainable, profitable growth and expand long-term value for our shareholders,” Grantham added.
Grantham holds a Bachelor of Arts degree in Economics from Grinnell College and an MBA from the University of Michigan. Prior to joining CPI, she held leadership positions at Western Union and Unilever.

About CPI Card Group Inc.
CPI Card Group (NASDAQ: PMTS) is a payments technology company that is integral to the payments ecosystem. CPI’s connections, people, and solutions enable payments for a broad and expanding customer base including thousands of U.S. financial institutions, processors, fintechs, prepaid program managers and more, and these customers count on us to deliver what's next. We continue to transform alongside the market, and for decades have invested in building deep connections and flexible solutions for our customers. Our proprietary platform and expertise uniquely position CPI to deliver today, tomorrow, and into the future as the market expands and payment methods evolve. Learn more at www.cpicardgroup.com.
CPI Investor Relations
Davis Barker, Head of Investor Relations & Corporate Development
(877) 369-9016
InvestorRelations@cpicardgroup.com
CPI Media Relations
(404) 791-8245
Media@cpicardgroup.com